SEC 1745   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                 UNITED STATES                 OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION       OMB Number:
                            WASHINGTON, D.C. 20549             Expires:
                                 SCHEDULE 13G                  Estimated average
                                (RULE 13D-102)                 burden hours per
                                                               response. .

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                MICRONETICS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $ .01 PER SHARE
                         (Title of Class of Securities)

                                    595125105
                                 (CUSIP Number)

                                 AUGUST 12, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [     ]   Rule 13d-1(b)
  [  X  ]   Rule 13d-1(c)
  [     ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 595125105

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Potomac Capital Management LLC
            13-3984298

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  139,893
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        139,893

                   8.   SHARED DISPOSITIVE POWER
                        0

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            139,893 shares of Common Stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            2.6%(1)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              HC; OO (Limited Liability Company)

____________
(1) Based on 5,391,217 shares of the issuer's Common Stock outstanding as of July 29,2008.

                               CUSIP NO. 595125105

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Potomac Capital Management Inc.
            13-3984786

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  196,995
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        196,995

                   8.   SHARED DISPOSITIVE POWER
                        0

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,995 shares of Common Stock.

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.7%(2)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC; CO

____________
(2) Based on 5,391,217 shares of the issuer's Common Stock outstanding as of July 29, 2008.

                               CUSIP NO. 595125105

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Paul J. Solit


     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  2,650
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    336,888
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        2,650

                   8.   SHARED DISPOSITIVE POWER
                        336,888

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            339,538

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.3%(3)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN; HC

____________
(3) Based on 5,391,217 shares of the issuer's Common Stock outstanding as of July 29, 2008.

ITEM 1.

           (A)  NAME OF ISSUER
                Micronetics, Inc

           (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                26 Hampshire Drive,
                Hudson, NH 03051

ITEM 2.
           (A)  NAME OF PERSON FILING

                (i)   Potomac Capital Management LLC;
                (ii)  Potomac Capital Management Inc.; and
                (iii) Paul J. Solit

           (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                (i), (ii), and (iii)

                825 Third Avenue, 33rd Floor
                New York, New York 10022

           (C)  CITIZENSHIP

                (i)   New York
                (ii)  Delaware
                (iii) U.S.

           (D)   TITLE OF CLASS OF SECURITIES
                 Common Stock, par value $.01 per share

           (E)   CUSIP NUMBER
                 595125105

ITEM 3.    Not Applicable

ITEM 4.      OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

                  Potomac Capital Management LLC
             (A)  AMOUNT BENEFICIALLY OWNED:    139,893
             (B)  PERCENT OF CLASS:  2.6%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 139,893
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        139,893
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0

                  Potomac Capital Management Inc.
             (A)  AMOUNT BENEFICIALLY OWNED:    196,995
             (B)  PERCENT OF CLASS:  3.7%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 196,995
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        196,995
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0

                 Paul J. Solit

             (A) AMOUNT BENEFICIALLY OWNED: 339,538
             (B) PERCENT OF CLASS: 6.3%
             (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                 (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 2,650
                 (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 336,888
                 (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                       2,650
                 (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 336,888

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            See Exhibit A attached hereto.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

 ITEM 10.    CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 9th day of September, 2008

                                           POTOMAC CAPITAL MANAGEMENT LLC

                                           By:   /s/      Paul J. Solit
                                                 -------------------------------
                                                 Paul J. Solit, Managing Member

                                           POTOMAC CAPITAL MANAGEMENT INC.

                                           By:   /s/     Paul J. Solit
                                                 -------------------------------
                                                 Paul J. Solit, President

                                              PAUL J. SOLIT

                                           By:    /s/ Paul J. Solit
                                                 -------------------------------
                                                 Paul J. Solit

EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G:

Exhibit A     Identification of entities which acquired the shares which are the subject of this report on Schedule 13G.

Exhibit B     Joint Filing Agreement dated September 9, 2008 among Potomac
              Capital Management LLC, Potomac Capital Management, Inc. and
              Paul J. Solit